November ___, 1996


Fiduciary Value Fund
The Vintage Funds
P.O. Box 6110
Indianapolis, Indiana  46206-6110

The Laidlaw Covenant Fund
100 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

     Fiduciary Value Fund ("Acquiring Fund"), a series of The Vintage Funds, an Indiana business trust ("Vintage") and The Laidlaw Covenant Fund, an Indiana business trust ("Target"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund, pursuant to an Agreement and Plan of Reorganization between them dated as of August 21, 1996 ("Plan"), attached as an exhibit to the prospectus/proxy statement ("Proxy") to be furnished in connection with the solicitation of proxies by Target's Board of Trustees for use at a special meeting of Target shareholders ("Special Meeting") to be held on or about December 18, 1996, included in the registration statement on Form N-14 that was filed with the Securities and Exchange Commission ("SEC") on October
3, 1996 ("Registration Statement"). Specifically, Acquiring Fund has requested our opinion:

          (1) that the acquisition by Acquiring Fund of Target's assets in exchange solely for voting shares of beneficial interest in Acquiring Fund and the assumption by Acquiring Fund of Target's liabilities, followed by the distribution of those shares by Target pro rata to its shareholders of record as of the Effective Time (defined hereafter) ("Shareholders") constructively in exchange for their shares of beneficial interest in Target ("Target shares") (this transaction sometimes referred to herein as the "Reorganization"), will constitute a "reorganization" within the meaning of Section 368(a)(1) and that each Fund will be a "party to a reorganization" within the meaning of Section 368(b),

          (2) that Target, the Shareholders, and Acquiring Fund will recognize no gain or loss upon the Reorganization, and

          (3) regarding the basis and holding period after the Reorganization of the transferred assets and the shares of Acquiring Fund issued pursuant thereto.

     Before rendering this opinion, we examined:

          (1) Target's prospectus and statement of additional information ("SAI") dated April 29, 1996, the currently effective prospectus dated January 29, 1996, and the SAI dated April 17, 1996, of Acquiring Fund; (2) the Registration Statement, including the proposed Proxy; (3) the Plan; and (4) other documents as we deemed necessary or appropriate for the purposes hereof.

     In rendering this opinion we assume that documents as yet unexecuted will, when executed, conform to the proposed forms of such documents that we have examined. In addition, we assume the genuineness of all signatures, the capacity of each party executing a document to so execute such document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Investment Company, the representations described below and made in the Plan (as contemplated in paragraph 8.6 thereof) upon certain factual statements relating to Acquiring Fund and Target set forth in the Proxy and the Registration Statement and other documents, records and instruments supplied to us (collectively "Representations"). Although we have no reason to believe that these Representations are not valid, we have not attempted to verify independently any of these Representations, and this opinion is based upon the assumption that each of them is accurate.

     In rendering this opinion we also assume that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the Proxy and other documents, records, and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization.
The conclusions expressed herein are based upon the Internal Revenue Code, Treasury Regulations, published rulings and procedures of the Internal Revenue Service ("Service"), and judicial decisions.

                                    FACTS

     Each Investment Company is registered with the SEC as an open-end management investment company under the Investment Company Act of 1940 ("1940 Act"). Acquiring Fund is a "series company" of Vintage within the meaning of Rule 18f-2 of the 1940 Act. Since its inception Target has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.

     The Reorganization, together with all related acts necessary to consummate the same ("Closing"), shall occur as of 4:00 p.m. on December ____, 1996 (or on any other date or time as the parties may agree) ("Effective Time"). Before the Effective Time, Target shall declare and pay to its shareholders a dividend in an amount large enough so that it will have distributed substantially all (and in any event not less than 90%) of its investment company taxable income (computed without regard to any deduction for dividends paid) for the current taxable year through the Effective Time.

     The Funds' investment objectives and investment policies, which are generally similar, are described in the Proxy and their respective prospectuses and SAIs. The differences in those policies are discussed in the Proxy. It is not expected that Acquiring Fund will revise its investment policies following the Reorganization to reflect those of Target; however, Acquiring Fund will implement a socially responsible investment policy similar to that currently followed by Target. It is anticipated that all of the assets held by Target will be consistent with the investment policies of Acquiring Fund and thus can be transferred to and held by Acquiring Fund if the Reorganization is approved. With respect to the portfolio securities acquired by the Acquiring Fund prior to the Reorganization, it is not anticipated that Value Fund will hold securities that are incompatible with the socially responsible investment policy.

     The Reorganization was recommended by Laidlaw Holdings Asset Management, investment adviser to Target ("Laidlaw"), to Target's
Board of Trustees at meetings thereof held on August 19 and September 3, 1996. In considering the Reorganization, Target's Board of
Trustees made an extensive inquiry into a number of factors (described in the Proxy) and reviewed Laidlaw's advice and recommendations to Target's Board of Trustees and the purposes of the Reorganization. Pursuant thereto, Target's Board of Trustees approved the Plan, subject to the approval of Target's stockholders. In doing so, Target's Board of Trustees, including a majority of its members who are not "interested persons" (as that term is defined in the 1940
Act), determined that the Reorganization is in Target's best interests, that the terms of the Reorganization are fair and reasonable, and that shareholders' interests will not be diluted as a result of the Reorganization. The Board of Trustees of Vintage approved the Plan at a meeting of the Trustees held on August 21, 1996.

     The Plan, which specifies that it is intended to be, and is adopted as, a plan of a reorganization described in Section 368(a)(1), provides in relevant part for the following:

          (1) The acquisition by Acquiring Fund of all cash, cash equivalents, securities, dividends and interest receivables, and any deferred or prepared expenses shown as assets on Target's books at the Effective Time (collectively "Assets") in exchange solely for

               (a) the number of full and fractional shares of beneficial interest in Acquiring Fund ("Acquiring Fund Shares") determined by dividing the net value of Target by the net asset value ("NAV") of an Acquiring Fund Share, and

               (b) Acquiring Fund's assumption of all of Target's liabilities, expenses, costs, charges and reserves reflected on an audited Statement of Assets and Liabilities of Target ("Liabilities").

          (2) The constructive distribution of such Acquiring Fund Shares to the Shareholders, and

          (3)  The subsequent termination of Target.

     The distribution described in (2) will be accomplished by transferring the Acquiring Fund Shares then credited to Target's account on Acquiring Fund's share transfer records to open accounts on those records established in the Shareholders' names, with each Shareholder's account being credited with the respective pro rata number of full and fractional (rounded to three decimal places) Acquiring Fund Shares due such Shareholder. All outstanding Target Shares, including any represented by certificates, simultaneously will be canceled on Target's share transfer records.

                               REPRESENTATIONS

     The representations enumerated below have been made to us by appropriate officers of each Investment Company.

     Each of Target and Vintage, on behalf of Acquiring Fund, has represented and warranted to us as follows:

          1. The fair market value of the Acquiring Fund Shares, when received by the Shareholders, will be approximately equal to the fair market value of their Target Shares constructively surrendered in exchange therefor;

          2. Its management (a) is unaware of any plan or intention of Shareholders to redeem, exchange or otherwise dispose of any portion of the Acquiring Fund Shares to be received by them in the Reorganization and (b) does not anticipate dispositions of those Acquiring Fund Shares at the time of or soon after the Reorganization to exceed the usual rate and frequency of dispositions of shares of Target as an open-end investment company. Consequently, its management expects that the percentage of Shareholder interests, if any, that will be disposed of as a result of or at the time of the Reorganization will be de minimis. Nor does its management anticipate that there will be extraordinary redemptions of Acquiring Fund Shares immediately following the Reorganization;

          3. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

          4. Immediately following consummation of the Reorganization, Acquiring Fund will hold, in addition to the assets and liabilities held by Acquiring Fund immediately prior to consummation of the Reorganization, substantially the same assets and be subject to substantially the same liabilities that Target held or was subject to immediately prior thereto;

          5. The fair market value on a going concern basis of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

          6. There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

          7. Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts used by Target to pay its Reorganization expenses and redemptions and distributions made by it immediately before the Reorganization (except for (a) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under
     Section 4982 and (b) redemptions not made as part of the Reorganization) will be included as assets thereof held immediately before the Reorganization;

          8. None of the compensation received by any Shareholder who is an employee of Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder-employee; none of the Acquiring Funds Shares received by any such Shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the consideration paid to any such Shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

          9. Immediately after the Reorganization, the Shareholders will own shares constituting "control" of Acquiring Fund within the meaning of Section 304(c); and

          10. The Reorganization is being consummated for legitimate business purposes, and not for any tax avoidance motive.

     Target also has represented and warranted to us as follows:

          1. The Liabilities were incurred by Target in the ordinary course of its business and are associated with the Assets;

          2. Target is a "fund" as defined in Section 851(h)(2); it qualified for treatment as a regulated investment company ("RIC") under Subchapter M of the Code ("Subchapter M") for each past taxable year since it commenced operations and will continue to meet all of the requirements for such qualification for its current taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it. The Assets shall be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing;

          3. Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of Section 368(a)(3)(A);

          4. Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock or securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock or securities of five or fewer issuers;

          5. All of the stock, securities and other properties which Target receives in exchange for its Assets, as well as any other properties of Target, will be distributed by Target to Shareholders in pursuance of the Plan;

          6. Immediately before the Reorganization, Target will not own any asset to which any unrealized gain or loss may be required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting;

          7. Prior to the Reorganization, Target will not dispose of any Assets, except for those dispositions made in the ordinary course of its business and dispositions necessary to maintain its status as a RIC; and

          8. Target will be terminated as soon as reasonably practicable after the Reorganization, but in all events within six months after the Effective Time.

     Vintage also has represented and warranted to us on behalf of Acquiring Fund as follows:

          1. Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business;

          2. Acquiring Fund (a) will actively continue Target's business in substantially the same manner that Target conducted that business immediately before the Reorganization, (b) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and dispositions necessary to maintain its status as a RIC under Subchapter M, and (c) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

          3. There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or business trust or any "fund" thereof (within the meaning of Section 851(h)(2)) following the Reorganization;

          4. Immediately prior to and after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock or securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock or securities of five or fewer issuers; and

          5. Acquiring Fund does not own, directly or indirectly, nor at the Effective Time will it own, directly or indirectly, nor has it owned, directly or indirectly, at any time during the past five years, any shares of Target.


                                   OPINION

          Based solely upon the foregoing, our opinion is as follows:

     1. The transfer of all of the Assets in exchange for the Acquiring Fund Shares and the assumption by Acquiring Fund of the Liabilities, followed by the distribution of those shares by Target to the Shareholders in exchange for their Target Shares will constitute a "reorganization" within the meaning of Section 368(a)(1), and Target and Acquiring Fund will each be a "party to a reorganization" within the meaning of Section 368(b), and that the transaction contemplated herein qualifies as a tax-free reorganization under Section 368(a)(1);

     2. No gain or loss will be recognized by Target or Acquiring Fund on the transfer of the Assets to Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by Acquiring Fund of the Liabilities;

     3. No gain or loss will be recognized by Target's Shareholders upon the exchange of the Target Shares for the Acquiring Fund Shares and no gain or loss will be recognized by Target on the distribution of the Acquiring Fund Shares to Shareholders in exchange for their Target Shares;

     4. The aggregate tax basis for the Acquiring Fund Shares received by each Shareholder pursuant to the reorganization will be the same as the aggregate tax basis of the Target Shares held by each such Target Shareholder immediately prior to the reorganization;

     5. The holding period of the Acquiring Fund Shares to be received by each Target Shareholder will include the period during which the Target Shares surrendered in exchange therefor were held (provided such Target Shares were held as capital assets on the date of the Reorganization);

     6. The tax basis of the Target Assets attained by Acquiring Fund will be the same as the tax basis of the Target Assets to Target immediately prior to the Reorganization; and

     7. The holding period of the Target Assets in the hands of Acquiring Fund will include the period during which those assets were held by Target.

     The foregoing opinion is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.

     As noted above, this opinion is based upon our analysis of the Code, Regulations, Service rulings and current case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Service will not audit or question the treatment accorded to the Reorganization on the federal income tax returns of Acquiring Fund, Target or the Target Shareholders. This opinion is not binding on the Service and no ruling of the Service has been requested.

     We hereby consent to this opinion accompanying the Registration Statement and to the reference to our firm under the captions "Synopsis -- Federal Income Tax Consequences of the Reorganization" and "The Proposed Transaction -- Reorganization Plan -- Federal Income Tax Considerations Applicable to Each Transaction" in the Proxy. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.



                              Very truly yours,



                              BROWN, CUMMINS & BROWN CO., L.P.A.